EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EMC Insurance Group Inc. 2017 Non-Employee Director Stock Plan of our reports dated March 6, 2017, with respect to the consolidated financial statements and schedules of EMC Insurance Group Inc. and the effectiveness of internal control over financial reporting of EMC Insurance Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Des Moines, Iowa
May 25, 2017